July 1, 2013

Harbor Capital Advisors, Inc.

111 South Wacker Drive, 34th Floor

Chicago, Illinois 60606-4302

Investment Advisory Agreement

(HARBOR TARGET RETIREMENT FUNDS)

Dear Sirs:

Harbor Funds (the “Trust”) has been organized under the laws of Delaware to engage in the business of an investment company. The shares of beneficial interest of the Trust (“Shares”) are divided into multiple series, including the Harbor Target Retirement Funds set forth on Schedule A hereto (each a “Fund” and, collectively, the “Funds”), as established pursuant to a written instrument executed by the Trustees of the Trust. Series may be terminated, and additional series established, from time to time by action of the Trustees. The Trust, on behalf of the Funds, has selected you to act as the investment adviser of the Funds and to provide certain other services, as more fully set forth below, and you are willing to act as such investment adviser and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Trust agrees with you as follows:

1.	Delivery of Documents: The Trust has furnished you with copies properly certified or authenticated of each of the following:

(a)	Agreement and Declaration of Trust of the Trust, as in effect on the date hereof (the “Declaration of Trust”).

(b)	By-Laws of the Trust as in effect on the date hereof (the “By-Laws”).

(c)	Resolutions of the Trustees selecting you as investment adviser and approving the form of this Agreement.

The Trust will furnish you from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, including future resolutions of the Trustees approving the continuance of the items listed in (c) above.

2.

Name of Funds:     The Trust may use the name “Harbor Funds” or any name derived from the name “Harbor Capital Advisors” in connection with the Funds only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to your business as investment adviser. At such time as such an agreement shall no longer be in effect, the Trust (to the extent that it lawfully can) will cause the Funds to cease to use such a name or any other name indicating that they are advised by or otherwise connected with you or any organization which shall have so succeeded to your business.

INVESTMENT ADVISORY AGREEMENT

HARBOR TARGET RETIREMENT FUNDS

JULY 1, 2013

3.

Advisory and Other Services:     You will regularly provide the Funds with investment research, advice and supervision and will furnish continuously an investment program for the Funds consistent with the investment objectives and policies of each Fund. You will determine what securities and other financial instruments shall be purchased for the Funds, what securities and other financial instruments shall be held or sold by the Funds, and what portion of each Fund’s assets shall be held uninvested, subject always to the provisions of the Trust’s Declaration of Trust and By-Laws and of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and to the investment objectives, policies and restrictions of each Fund, as each of the same shall be from time to time in effect, and subject, further to such policies and instructions as the Trustees may from time to time establish. You shall advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Trustees and the appropriate committees of the Trustees regarding the conduct of the business of the Trust insofar as it relates to the Funds.

In addition to providing the Funds with investment advisory services, you will also regularly provide, or cause one of your affiliates to provide, the following services:

(a)

provide the Trust with office space, facilities, equipment and personnel as you deem necessary to provide for the effective administration of the affairs of the Trust, including providing from among your directors, officers and employees, persons to serve as Trustees, officers and employees of the Trust and paying the salaries of such persons;

(b)

coordinate and oversee the services provided by the Trust’s transfer agent, custodian, legal counsel and independent auditors, including serving as the liaison between such service providers and the Trustees;

(c)	coordinate and oversee the preparation and production of meeting materials for the Trustees, as well as such other materials as the Trustees may from time to time reasonably request;

(d)

coordinate and oversee the preparation and filing with the U.S. Securities and Exchange Commission (“SEC”) of registration statements, notices, shareholder reports, proxy statements and other material for the Funds required to be filed under applicable laws;

(e)	develop and implement procedures for monitoring compliance with the Funds’ investment objectives, policies and guidelines and with applicable regulatory requirements;

(f)

provide legal and regulatory support for the Funds in connection with the administration of the affairs of the Trust, including the assignment of matters to the Trust’s legal counsel on behalf of the Trust and supervising the work of such outside counsel;

INVESTMENT ADVISORY AGREEMENT

HARBOR TARGET RETIREMENT FUNDS

JULY 1, 2013

(g)	oversee the determination and publication of each Fund’s net asset value in accordance with the Trust’s valuation policies;

(h)	prepare and monitor expense budgets for the Trust and the Funds, and review the appropriateness and arrange for the payment of each Fund’s expenses; and

(i)	furnish to the Funds such other administrative services as you deem necessary, or the Trustees reasonably request, for the efficient operation of the Trust and Funds.

4.

Allocation of Charges and Expenses:     You will pay all expenses you incur in the performance of your duties under this Agreement. You will also pay all expenses involved in the operation of the Funds, except the following, which shall be paid by the Funds: brokers’ commissions; the fees and expenses of Trustees of the Trust who are not affiliated with you; and litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Trust’s business. You shall not be required to pay expenses of activities which are primarily intended to result in sales of Shares of the Trust if and to the extent that (i) such expenses are required to be borne by a principal underwriter which acts as the distributor of the Trust’s Shares pursuant to an underwriting agreement which provides that the underwriter shall assume some or all of such expenses, or (ii) the Trust on behalf of the Funds shall have adopted a plan in conformity with Rule 12b-1 under the Investment Company Act providing that the Trust (or some other party) shall assume some or all of such expenses. You shall be required to pay the foregoing expenses that are not required to be paid by the principal underwriter pursuant to the underwriting agreement or are not permitted to be paid by the Trust (or some other party) pursuant to such a plan.

5.	Compensation of the Adviser: No Fund shall pay you any fee for the services rendered hereunder.

6.

Avoidance of Inconsistent Position:     In connection with purchases or sales of portfolio securities and other financial instruments for the account of a Fund, neither you nor any of your partners, directors, officers or employees will act as a principal or agent or receive any commission. You or your agent shall place all orders for the purchase and sale of Harbor mutual fund shares for a Fund’s account with such underlying funds’ transfer agent. With respect to portfolio securities and other financial instruments other than Harbor mutual fund shares, you or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities and other financial instruments for a Fund’s account with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Funds the most favorable execution and net price available. It is also understood that it is desirable for the Funds that you have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Funds than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, you are authorized to place orders for the purchase and sale of securities and other financial instruments for a Fund with such certain brokers, subject to review by the Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients. If any occasion should arise in which you give any advice to clients of yours concerning the Shares

INVESTMENT ADVISORY AGREEMENT

HARBOR TARGET RETIREMENT FUNDS

JULY 1, 2013

of a Fund, you will act solely as investment counsel for such clients and not in any way on behalf of the Fund. Your services to the Funds pursuant to this Agreement are not to be deemed to be exclusive and it is understood that you may render investment advice, management and other services to others.

7.

Limitation of Liability of Adviser:     You shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Trust or a Fund shall be deemed, when acting within the scope of his employment by the Trust, to be acting in such employment solely for the Trust and not as your employee or agent.

8.

Duration and Termination of this Agreement:     This Agreement shall remain in force until July 1, 2015 and from year to year thereafter, but only so long as such continuance is specifically approved at least annually in the manner prescribed in the Investment Company Act and the rules and regulations thereunder. This Agreement may, on 60 days written notice, be terminated at any time without the payment of any penalty, by the Trustees, by vote of a majority of the outstanding voting securities of a Fund, or by you. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act (particularly the definitions of “interested person,” “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the SEC by any rule, regulation or order.

9.

Amendment of this Agreement:     No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective until approved by vote of the Trustees, including a majority of the Trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval and no material amendment of this Agreement shall be effective with respect to a Fund until approved by vote of the holders of a majority of the outstanding voting securities of the Fund and by the Trustees, cast in person at a meeting called for the purpose of voting on such approval.

10.

Governing Law:     This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the choice of law principles thereof, and the Investment Company Act. To the extent that the applicable laws of the State of Illinois conflict with the applicable provisions of the Investment Company Act, the latter shall control.

11.

Miscellaneous:     It is understood and expressly stipulated that neither the holders of shares of the Trust or a Fund nor the Trustees shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

INVESTMENT ADVISORY AGREEMENT

HARBOR TARGET RETIREMENT FUNDS

JULY 1, 2013

The name “Harbor Funds” is the designation of the Trustees for the time being under the Declaration of Trust dated June 8, 1993, as amended from time to time, and all persons dealing with the Trust or the Funds must look solely to the property of the Trust or the Funds for the enforcement of any claims against the Trust as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust. No series of the Trust shall be liable for any claims against any other series of the Trust.

12.

Confidentiality.    You shall maintain all non-public information regarding each Fund’s portfolio, including the list of portfolio securities and other financial instruments held by each Fund, which you receive or have access to in the course of performing your duties hereunder as strictly confidential. You shall not disclose or disseminate such non-public information to any third party unless such disclosure is approved in writing by the Funds. You shall not use non-public information regarding a Fund’s portfolio as a basis to place or recommend any transactions in securities or other financial instruments for yourself or any third party.

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract.

HARBOR FUNDS ON BEHALF OF EACH OF THE HARBOR TARGET RETIREMENT FUNDS

By:	/s/ David G. Van Hooser
David G. Van Hooser, President

The foregoing Agreement is hereby accepted as of the date thereof.

HARBOR CAPITAL ADVISORS, INC.

By:	/s/ Charles F. McCain
Charles F. McCain, Executive Vice President

INVESTMENT ADVISORY AGREEMENT

HARBOR TARGET RETIREMENT FUNDS

JULY 1, 2013

SCHEDULE A

HARBOR TARGET RETIREMENT FUNDS

Harbor Target Retirement Income Fund

Harbor Target Retirement 2010 Fund

Harbor Target Retirement 2015 Fund

Harbor Target Retirement 2020 Fund

Harbor Target Retirement 2025 Fund

Harbor Target Retirement 2030 Fund

Harbor Target Retirement 2035 Fund

Harbor Target Retirement 2040 Fund

Harbor Target Retirement 2045 Fund

Harbor Target Retirement 2050 Fund